Exhibit 23. 1

Consent of Ernst & Young LLP, Independent Auditors

We consent to the reference to our firm under the caption “Experts” in the Post Effective Amendment No. 1 to the Registration Statement (Form S-3 No. 333-102351) and related Prospectus of Dendreon Corporation for the registration of shares of its common stock and to the incorporation by reference therein of our report dated January 31, 2003 (except Note 13, as to which the date is February 24, 2003), with respect to the financial statements of Dendreon Corporation included in its Annual Report (Form 10-K/A) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

September 16, 2003

Seattle, Washington